[SRZ Letterhead]

Writer's Direct Number	Writer's E-mail Addresss

August 17, 2010

GLG Investment Series Trust
390 Park Avenue
New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel to GLG Investment Series Trust (the "Trust"), a statutory trust organized under the laws of the State of Delaware, in connection with the registration of shares of the Trust ("Shares") under the Securities Act of 1933, as amended (the "1933 Act").

In such capacity, we have reviewed the Trust's registration statement on Form N-1A under the 1933 Act and the Investment Company Act of 1940, as amended (the "Registration Statement"), as filed by the Trust with the Securities and Exchange Commission (File Nos. 333-163462 and 811-22360).  We have also reviewed a draft of Pre-Effective Amendment No. 1 to the Registration Statement, substantially in the form which is expected to be filed on or about August 17, 2010.  We are familiar with the actions taken by the Trust and its Board of Trustees in connection with the organization of the Trust and the proposed issuance and sale of Shares, including, but not limited to, the adoption of a resolution authorizing the offer and issuance of Shares in the manner described in the prospectus contained in the Registration Statement (the "Prospectus").  In addition, we have examined and are familiar with the Trust's certificate of trust and the agreement and declaration of trust, as in effect on the date hereof, and such other documents as we have deemed relevant to the matters referred to in this opinion.

We have examined such Trust records, certificates and other documents and reviewed such questions of law as we have considered necessary or appropriate for purposes of rendering this opinion.  In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to the original documents of all copies submitted to us.  As to certain questions of fact material to our opinion, we have relied upon statements of officers of the Trust and upon representations of the Trust made in the Registration Statement.

Based upon the foregoing, we are of the opinion that Shares, when issued and sold in the manner described in the Prospectus, will be legally issued, fully paid and non-assessable.

We are attorneys licensed to practice only in the State of New York.  The foregoing opinion is limited to the Federal laws of the United States.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to us therein as counsel to the Trust.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Schulte Roth & Zabel LLP